Exhibit 10.9.2

FIRST AMENDMENT TO THE CALL OPTION AGREEMENT FOR MINERAL RIGHT AND OTHER COVENANTS

By this private instrument, and in accordance with the Law, the Parties designated and described below, namely,

on one hand,

JJBF LTDA., limited liability company with head office in the City of Poços de Caldas, State of Minas Gerais, at Estrada José Kentenich, s/n/, Zona Rural, ZIP Code 37719-000, enrolled with CNPJ under No. , e-mail: , herein represented in compliance with its Articles of Association by its Director, Bruno Fagundes Flora, Brazilian citizen, single, control and automation engineer, Holder of Identity Card (RG) No. , enrolled with CPF under No. , resident and domiciled at , e-mail: , hereinafter referred to as “Grantor”;

and, on the other hand,

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA., limited liability company with head office in the Capital of the State of Minas Gerais, at Rua Turim, No. 59, 3rd floor, Santa Lúcia, ZIP Code 30360-552, enrolled with CNPJ under No. , e-mail: , herein represented in compliance with its Articles of Association by its Directors, Messrs. João Paulo Agapito da Veiga, Brazilian citizen, single, businessman, holder of Identity Card (RG) No. , issued by DETRAN-RJ, enrolled with CPF under No. , resident and domiciled in , e-mail: , and Renato Aureo de Paula Gonzaga, Brazilian citizen, married, economist, holder of Identity Card (RG) No. , resident and domiciled in the Capital of the State of Minas Gerais, e-mail: , both of them with business address in the Capital of the State of Minas Gerais, at Rua Turim, No. 59, 3rd floor, Santa Lúcia, ZIP Code 30360-552, hereinafter referred to as “Grantee”, and together with the Grantor, the “Parties”, indistinctly;

and as Consenting Intervening Parties,

BRUNO FAGUNDES FLORA, described above, hereinafter referred to as “Bruno”;

GUSTAVO FAGUNDES FLORA, Brazilian citizen, married under full separation of property regime, doctor, holder of Identity Card (RG) No. , enrolled with CPF under No. , resident and domiciled at , e-mail: , hereinafter referred to as “Gustavo”; and

RARE EARTHS AMERICAS PTY LTD., a company duly organized and existing under the laws of Australia, registered under ACN number 664.370.254 and under ABN number 84.664.370.254, with head office at suite 53, level 2, 1515, Labouchere Road, South Perth, WA, 6151, Australia, enrolled with CNPJ under No. , e-mail: , herein represented in compliance with its Bylaws, hereinafter referred to as “REA” and, together with Bruno and Gustavo, the “Consenting Intervening Parties”;

whereas, on 09.22.2023, the Parties entered into the Call Option Agreement for Mineral Rights and Other Covenants (hereinafter, the “Agreement”), the purpose of which is for the Grantor to exclusively grant to the Grantee a call option for the entire mineral right represented by the development concessions subject to the Administrative Proceeding registered with the ANM under No. , for bauxite and clay minerals, in the city of Poços de Caldas, State of Minas Gerais, in an area of 298.89ha, owned by the Grantor (the “Mineral Right” and the “Call Option”, respectively);

whereas, the Parties intend to renegotiate the payment method for the Exercise Price, as well as to extend the term of the Agreement, adopting the new parameters established below in this private instrument;

they resolve, by mutual agreement, to enter into this First Amendment to the Call Option Agreement for Mineral Right and Other Provisions (hereinafter, the “First Amendment”), amending certain conditions and provisions of the Agreement, as set forth below.

CLAUSE I.

PAYMENT METHOD OF THE EXERCISE PRICE.

1.1. Change in the Payment Method of the Exercise Price. The Parties irrevocably and irreversibly resolve to change the payment method of the Exercise Price previously established in the item 2.1. of the Agreement, which will be carried out predominantly through the delivery to the Grantor of shares issued by the Consenting Intervening Party REA, an Australian company that holds all of the Grantee’s capital stock, to be issued within the scope of a liquidity event that makes their public trading possible, on the Australian Securities Exchange or another that may replace it, in compliance with the regulations provided for in the applicable law and in the manner defined below in the new wording of item 2.1.1. of the Agreement, and, subsequently, transferred to the Grantor, by replacing the payment in current currency previously provided for in items 2.1.(a.) to 2.1.(c.) of the Agreement, through the adoption of a legal form that will be timely defined between the Parties.

1.2. Due to the new rules and conditions referred to in 1.1. regarding the payment method of the Exercise Price, which were established by mutual agreement between the Parties, item 2.1. of the Agreement shall, effective today, be in effect with the following new wording:

“2.1. Exercise Price. The total, clear and legal price to be paid by the Grantee to the Grantor, in consideration for the acquisition of the Mineral Right, in the event of exercise of the Call Option governed by this Agreement, shall be equivalent to fifteen million US dollars (US$ 15,000,000.00) (the “Exercise Price”), to be paid as follows:

a.
(a.1.) the amount in BRL (Reais) equivalent to one million US dollars (US$ 1,000,000.00), calculated based on the US$ (US dollar) exchange rate for purchase, published by the Central Bank of Brazil on the business day immediately prior to the date of the respective payment, will be paid in Brazilian currency, by TED or PIX to the bank account held by the Grantor indicated in Annex 1.2. to the Agreement, within a maximum period of fifteen (15) days after sending the Exercise Notice, in accordance with the procedure set forth in 3.1. below; and (a.2.) the amount equivalent to four million US dollars (US$ 4,000,000.00) shall be paid upon the transfer to the Grantor’s ownership of as many REA Shares, as defined in 2.1.1. below, as are necessary to obtain such amount, always rounded up to a whole number higher, if applicable, valued at the closing price of the REA Shares on the date of the Liquidity Event, as defined in 2.1.1. below, and such transfer shall occur within a maximum period of fifteen (15) days after the sending of the Exercise Notice, in compliance with the procedure set forth in 3.1. below [the payments referred to in (a.1.) and (a.2.) shall be referred to collectively as the “First Installment of the Exercise Price”];
b.
the amount equivalent to five million US dollars (US$ 5,000,000.00) will be paid upon transfer to the Grantor’s ownership of as many REA Shares as necessary to obtain this amount, always rounded up to a higher whole number, if applicable, assessed by the average of the closing prices traded on the ASX, as defined below, measured in the ten (10) days prior to the transfer date, and this payment must occur within a maximum period of twelve (12) months after the expiration of the First Installment of the Exercise Price (the “Second Installment of the Exercise Price”); and
c.
the amount equivalent to five million US dollars (US$ 5,000,000.00) will be paid upon transfer to the Grantor’s ownership of as many REA Shares as necessary to obtain this amount, always rounded up to a higher whole number, if applicable, assessed by the average of the closing prices traded on the ASX, as defined below, measured in the ten (10) days prior to the transfer date, and this payment must occur within a maximum period of twelve (12) months after the expiration of the Second Installment of the Exercise Price (the “Third Installment of the Exercise Price”).
2.1.1.
REA Shares. For the purposes of payment of the Exercise Price provided for in 2.1.(a.2.), 2.1.(b.) and 2.1.(c.) above and other rules of the Agreement, “REA Shares” shall be considered to be shares issued by REA or its successor or controlling company that are subject to public trading on the Australian Securities Exchange or any other exchange that may replace it (the “ASX”), such trading being the result of any of the following types of liquidity events: (i.) an initial public offering for public trading on the ASX of REA shares, its successor or controlling company (an IPO); (ii.) the merger of the REA into a company whose shares are admitted to trading on the ASX, or the merger by the REA of a public company whose shares are admitted to trading on the ASX; or (iii.) the sale or transfer of controlling interest in the REA to a public company whose shares are admitted to trading on the ASX (hereinafter, a “Liquidity Event”).
2.1.2.
Other provisions applicable to the payment of the Exercise Price upon the transfer of REA Shares. Without prejudice to the provisions of items 2.1 and 2.1.1. Above, the Parties hereby agree that:
2.1.2.1.
Advancement: the Grantee may, at its sole discretion, advance, in whole or in part, the payment of the Second Installment of the Exercise Price and the Third Installment of the Exercise Price, by advancing the transfer of REA Shares to the Grantor, provided that the evaluation criteria for REA Shares set out in items 2.1.(b.) and 2.1.(c.) are strictly observed;
2.1.2.2.
Cooperation: the Grantee will use its best efforts to assist the Grantor, to the extent possible, including by recommending service providers, in adopting the procedures required by the ASX, brokerages, or other intermediaries to facilitate the effective receipt of the REA Shares, as set forth in 2.1.(a.2.), 2.1.(b.) and 2.1.(c.) above;
2.1.2.3.
Lock-Up: Grantor is aware that Australian law and ASX regulations have specific rules regarding time restrictions on the sale of shares subject to public trading in that country. Therefore, the REA Shares transferred to Grantee may be subject to “lock-up” periods defined by Australian regulatory authorities.
2.1.2.4.
Structure: the Parties shall, by mutual agreement, define the legal-contractual structure to be adopted for the transfer of the REA Shares to the Grantor, taking into account, among others, the tax costs involved, the risks eventually borne, Brazilian law regarding investments abroad and any applicable Australian regulations.
2.1.2.5.
Alternative payment: if, by the end of the Term or the Additional Term, as defined in 5.1. and 5.1.1. below, a Liquidity Event related to the REA Shares does not materialize, as defined in 2.1.1. above, the Grantee may still, at its sole discretion, exercise the Call Option, as provided for in 3.1., upon payment of the installments of the Exercise Price in the amounts and within the periods provided for in 2.1.(a.2.), 2.1.(b.) e 2.1.(c.) above, in BRL (Reais), calculated based on the US$ (United States dollar) exchange rate for purchase, published by the Central Bank of Brazil on the business day immediately prior to the date of the respective payment, via TED or PIX to the bank account held by the Grantor indicated in Annex 1.2. to the Agreement. For clarification purposes, if the Grantee exercises the Call Option before a Liquidity Event and adopts the alternative payment method provided for in this item 2.1.2.5., but, before the payment of the last Installment of the Exercise Price, a Liquidity Event occurs, the installments of the Exercise Price due after said Liquidity Event must be paid under the strict terms provided for in 2.1.(b.) and/or 2.1.(c.), above, and payment in BRL (Reais) exceptionally provided for in this item is prohibited, unless the Grantor expressly agrees to this alternative payment method.
2.1.3.
Adjustment and interest. No monetary adjustment or interest shall be applied to the Exercise Price timely paid during the term of this Agreement.
2.1.4.
Release and Default. For all legal purposes and effects, the presentation of bank receipt confirming the said wire transfer in item 21(a.1) to the bank account held by the Grantor, as detailed in Annex 1.2., or, as applicable, the effective transfer, as provided for in Australian law, of the REA Shares to the Grantor will imply the granting by the Grantor to the Grantee, of the broadest, general, irrevocable, and irreversible release regarding the receipt of the Exercise Price, to no further demand or dispute on this basis, at any time, in or out of court. In the event of late payment of any of the installments of the Purchase Price, the balance due will be determined on the respective maturity date and, from said date onward, this balance will be subject to (i) a late payment penalty of two percent (2%) of the outstanding balance; and (ii.) interest of half a percent (0.5%) per month from the due date set forth in 2.1. above, without prejudice to the possibility of adopting applicable legal measures by the Grantor.

2.1. Assignment Agreement; Adaptations. In the event that the Grantee exercises the Call Option, as provided for in item 3.1. of the Agreement, the draft of the private instrument of the Assignment Agreement for Mineral Right and Other Covenants, which is included in the Agreement as Annex 3.2. and is intended to formalize the transfer of the Mineral Right to the Grantee, under the strict terms set forth in item 3.2 of the Agreement, must be adapted to reflect, “mutatis mutandis”, the terms and conditions established in the new wording of item 2.1 and its respective subitems of the Agreement, as amended by this First Amendment.

2.2. Term. The Parties further resolve to extend the term of the Agreement, extending it for an initial period of twelve (12) months and, in the event of a Liquidity Event not materializing within this period, as defined in the new wording of item 2.1.1 of the Agreement, for an additional period of twelve (12) months, upon payment of a supplementary premium in the amount in BRL (Reais) equivalent to one hundred thousand US dollars (US$100,000.00). As a consequence of the new rules established in this item, the Parties, by mutual agreement, resolve to amend item 5.1. of the Agreement, which shall come into force with the following new wording:

“5.1. Term. The provisions of this Agreement shall be valid and effective from the date of its execution until December 31, 2025, extendable as set forth in 4.3. above. Before the end of the term provided for in this item, neither Party is permitted to terminate or unilaterally terminate the provisions of this Agreement, except in the cases expressly provided for herein (the “Term”).

5.1.1.
Additional Term. If, by the end of the Term, a Liquidity Event related to the REA Shares has not yet materialized, as defined in item 2.1.1. above, the Grantee will have the irrevocable and irreversible right, upon prior payment of an additional premium in current currency in the amount of BRL (Reais) equivalent to one hundred thousand US dollars (US$ 100,000.00), calculated based on the US$ (US dollar) exchange rate for purchase, published by the Central Bank of Brazil on the business day immediately prior to the date of the respective payment (the “Additional Premium”), to automatically extend the Term Price provided for in 5.1. above to December 31, 2026 (the “Additional Term”), without the need for prior notice to the Grantee or a new amendment to the Agreement. The Additional Premium must be paid by the Grantee by the business day immediately preceding the end of the Term, by means of a TED or PIX transfer to the bank account held by the Grantor indicated in Annex 1.2. to the Agreement.”

2.3. Technical conclusions and data. In the event of failure to exercise the Call Option of the Mineral Right by the end of the Additional Term established in the new wording of item 5.1.1. of the Agreement, the Grantee immediately assumes the obligation to transfer to the Grantor a copy of all raw data related to research conducted in the area of Mining Law, amending the provisions of item 4.4.(iv.) of the Agreement. As a consequence of the new obligations assumed in this item, item 4.4. of the Agreement shall, effective today, be in force with the following new wording:

“4.4. Completion of Due Diligence. If the Grantee does not exercise the Call Option by the deadline referred to in 5.1 below, or in item 5.1.1, if applicable, it shall, within the same deadline, (i.) remove all its equipment and employees from the research area, and its representatives are expressly prohibited from accessing the site after the end of this Agreement; (ii.) restore and/or recover the Mineral Rights area, pursuant to the current environmental law, ensuring that the area is returned to the Grantor in the same conditions in which it was previously received, under penalty of being liable for losses and damages, in addition to any lost profits; (iii.) be liable for fines or penalties imposed on the Grantor, as well as for any damages generated in the Mineral Rights area, provided that they are directly and demonstrably a result of the research activities carried out by the Grantee; and (iv.) present to the Grantor a copy of all raw data relating to research carried out in the area of Mining Law and its technical conclusions, if any.”

CLAUSE II.

RATIFICATION AND MISCELLANEOUS.

2.1. Definitions. All defined terms used in this First Amendment shall have the meaning assigned to them in the Agreement, unless otherwise specifically established in this First Amendment.

2.2. Binding, Ratification and Entire Agreement. This First Amendment shall become an integral part of the Agreement for all legal purposes and effects. All clauses, terms, and conditions set forth in the Agreement that have not been expressly amended by this First Amendment remain in force and are hereby ratified by the Parties. This First Amendment, together with the Agreement, creates the entire agreement among the Parties regarding the matters creating the Call Option, superseding all previously executed documents and understandings previously reached among the Parties.

2.3. Irrevocability. This First Amendment is signed on an irrevocable and irreversible basis, not allowing for withdrawal under any circumstances, and is binding on the Parties and their heirs and successors in any capacity.

2.4. Amendments. Amendments to this First Amendment will only be valid when executed in writing and signed by the legal representatives of all Parties.

2.5. Assignment. The rights and obligations arising from this First Amendment may not be assigned or transferred, in whole or in part, by either Party to third parties other than Authorized Assignees, as defined in item 1.4 of the Agreement, except with the prior or express consent of the other Party.

2.6. Honesty and good faith. The Parties mutually and expressly declare that this First Amendment was entered into in compliance with the principles of honesty and good faith, through a free, conscious, and firm expression of the will of the Parties, and in a perfectly equitable relationship.

2.7. Notices. All notifications, notices related to this first Amendment or the Proposal must be in writing and will be deemed received on the delivery date, if delivered in person, on the date of actual receipt, if sent by post, or on the date of dispatch, if sent by email. These notices, notifications, and communications will be sent to the addresses indicated in the preamble, or to any other address that may be communicated in writing by a Grantor or the Company to the others, by written communication.

2.8. Specific Performance. All commitments and obligations assumed in this Memorandum by the Parties and the Consenting Intervening Parties are subject to specific performance, according to the articles 497, 501 and 815 et seq. of the Civil Procedure Code, with this Memorandum serving as an instrument enforceable out of court, according to the article 784, III, of the Civil Procedure Code.

2.9. Jurisdiction. The Parties hereby elect the Judicial district of Poços de Caldas, State of Minas Gerais to resolve any doubts, disputes, or controversies arising from this First Amendment, to the exclusion of any other, however privileged it may be or may become.

2.10. Signatures. The Parties agree that this First Amendment will be executed electronically by the Parties, but not through electronic certificates issued by the Brazilian Public Key Infrastructure - ICP-Brasil, as provided in article 10, §2 of Provisional Measure No. 2,2202, and article 784, §4, of the Civil Procedure Code, stating that any form of electronic record will be sufficient for its truthfulness, authenticity, integrity, validity, and effectiveness, as well as for the respective binding of the Parties to its terms. The Parties also agree that the electronic signature of this First Amendment does not prevent or impair its enforceability, and shall be considered, for all legal purposes, an instrument enforceable out of court, as provided in 3.10. above. The Parties further acknowledge that (i.) even if either Party electronically signs this First Amendment in a different location, the place of execution of this First Amendment is, for all purposes, the City of São Paulo, State of São Paulo, as indicated below; and (ii.) the execution date of this First Amendment will be considered, for all intents and purposes, the date indicated below, notwithstanding the date on which the last electronic signature is executed.

In witness whereof, the Parties electronically execute this First Amendment to the Call Option Agreement for Mineral Right and Other Covenants, through the platform D4Sign, www.d4sign.com.br.

Poços de Caldas, December 27, 2024.

Parties:

/s/ Bruno Fagundes Flora

JJBF LTDA.

p. Bruno Fagundes Flora

/s/ João Paulo Agapito da Veiga	/s/ Renato Gonzaga

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA.

p. João Paulo Agapito da Veiga and Renato Aureo de Paula Gonzaga

Consenting Intervening Parties:

/s/ Bruno Fagundes Flora

BRUNO FAGUNDES FLORA

/s/ Gustavo Fagundes Flora

GUSTAVO FAGUNDES FLORA

/s/ Bernardo Sanchez Agapito da Veiga	/s/ Dominic Paul Allen

RARE EARTHS AMERICAS PTY LTD.

p. Bernardo Sanchez Agapito da Veiga and Dominic Paul Allen